Exhibit 21.1

List of Subsidiaries

Parent:

Sino-Global Shipping America, Ltd.

Subsidiaries and Affiliated Companies:

Sino-Global Shipping New York Inc. (“Sino-NY”)

Trans Pacific Shipping Ltd.

Sino-Global Shipping Australia Pty Ltd.

Sino-Global Shipping Canada Inc.

Sino-Global Shipping (HK) Ltd.

Trans Pacific Shipping Logistic Shanghai Ltd. (90% owned)

Sino-Global Shipping Agency Ltd (Variable Interest Entity)

Longhe Ship Management (HK) Co. Ltd.

SGS Logistics NE, LLC (80% owned by Sino-NY)

SGS Logistics West, LLC (80% owned by Sino-NY)